Exhibit 10.105

SECURED PROMISSORY NOTE

$900,000.00	October 7, 2022

1.   Parties.

1.1   Glynn Acres MHP LLC, a North Carolina limited liability company, with an address at 136 Main Street, Pineville, North Carolina 28134 (“Borrower”).

1.2   Richard Smith and Annette Smith, a married couple, with an address at [redacted] (“Lender”).

2.   Borrower’s Promise to Pay. For value received, Borrower promises to pay to the order of Lender, its successors or assigns, NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($900,000.00) (the “Principal”), plus interest (the “Interest”) on the Principal from time to time remaining unpaid, accruing at the rate of six percent (6.00%) per annum and paid in two hundred forty (240) equal increments of Six Thousand Four Hundred Forty-Seven and 88/100 Dollars ($6,447.88) due on the first (1st) day of each month, commencing on December 1, 2022, and continuing on the first (1st) day of each month thereafter, with the final payment of all unpaid Principal and Interest being due and payable in full on November 1, 2042. All payments shall be made in U.S. dollars.

3.   Deed to Secure Debt. The obligations of Borrower under this Note are secured pursuant to that certain Deed to Secure Debt and Security Agreement dated October 7, 2022 from Borrower as Grantor in favor of Lender as Grantee, encumbering certain real property generally known as Glynn Acres MHP, 261 Carteret Road, Brunswick, GA 31525 (“Property”) situated in Glynn County, Georgia (“Deed to Secure Debt”), and reference is hereby made to such Deed to Secure Debt for a description of the collateral securing this Note and the rights of the holder with respect thereto.

4.   Limitation on Interest.

4.1   In the event that the Interest Rate exceeds the maximum rate of interest allowed by applicable law, as amended from time to time, in any interest period during the initial term or any extension of this Note, only the maximum rate of interest allowed shall then be charged, but thereafter, in any interest period or periods during which the rate is less than the maximum rate allowed by applicable law, as amended from time to time, the Interest Rate shall be increased so that Lender, its successors or assigns, may collect interest in such amount as may have been charged pursuant to the terms of this Note, but which was not charged because of the limitation imposed by law.

4.2   It is the intent of the parties hereto that, in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and, in the event any such payment is paid by Borrower or received by Lender, then such excess sum shall be credited as a payment of Principal, unless Borrower shall notify Lender, in writing, that Borrower elects to have such excess sum returned to it forthwith.

5.   Application of Payments. So long as no default has occurred in this Note, all payments hereunder shall first be applied to Interest, then to Principal. Upon default in this Note, all payments hereunder shall first be applied to costs pursuant to Section 10.2, then to Interest and the remainder to Principal.

6.   Prepayment. During the first sixty (60) months of the loan term, there shall be a prepayment penalty due at the time of any prepayment equal to three percent (3.00%) of the loan balance. After the 60th month of the loan term, the Borrower shall have the right to prepay the principal amount outstanding in whole or in part, without penalty, provided that the Lender may require that any partial prepayments shall be made on the date monthly installments are due and shall be in the amount of that part of one or more installments which would be applicable to principal. Any partial prepayment shall be applied against the principal amount outstanding and shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless the Lender shall otherwise agree in writing.

7.   Other Instruments. The term “Loan Documents” shall mean all and any of the documents now or hereafter executed by Borrower, by others, or by Borrower and others, in favor of Lender, which wholly or partly secure or are executed in connection with this Note, including, but not limited to, this Note, the Deed to Secure Debt. Reference is made to the provisions of the Loan Documents for a description of the further rights of Lender.

8.   Place of Payment. All payments hereunder shall be made to Lender at [redacted], or such other place as Lender may from time to time designate in writing.

9.   Default. This Note shall be in default:

9.1  If any payment of Principal, Interest, or other sum due Lender hereunder, or otherwise, is not paid as and when due following any applicable cure period, or if any other obligation of Borrower to Lender is not fully performed as and when due following any applicable cure period; or

9.2  If any representation or warranty in any document, certificate, or affidavit delivered in connection with this Note, whether executed by or on behalf of Borrower, or any endorser or guarantor of this Note, is at any time false, misleading, or materially breached; or

9.3  If a final judgment for the payment of money is rendered against Borrower or any endorser or guarantor of this Note, and the same remains unsatisfied following any applicable cure period (except for such period of time as execution on the judgment is effectively stayed); or

9.4  If Borrower or any endorser or guarantor of this Note (a) is voluntarily adjudicated a bankrupt or insolvent, (b) seeks or consents to the appointment of a receiver or trustee for itself or for all or any part of its property, (c) files a petition seeking relief, including reorganization, arrangement or similar relief, under the present Bankruptcy Code or other similar present or future applicable laws of the United States or any state or any other competent jurisdiction, (d) makes a general assignment for the benefit of creditors or (e) admits in writing its inability to pay its debts as they mature; or

9.5  If a receiver or trustee is appointed for Borrower or any endorser or guarantor of this Note, or for all or any part of their respective properties without their respective consents and such appointment is not vacated within ninety (90) days, or if a petition is filed against Borrower or any endorser or guarantor of this Note, seeking relief, including reorganization, arrangement or similar relief, under the present Bankruptcy Code or other similar present or future applicable laws of the United States or any state or other competent jurisdiction, and such petition is not dismissed within ninety (90) days after the filing thereof; or

9.6  If Borrower or any endorser or guarantor of this Note voluntarily or involuntarily dissolves or liquidates; or

9.7  If Borrower fails to fulfill any of Borrower’s obligations as defined under the Note, Deed to Secure Debt, or Loan Documents.

10.   Default Remedies.

10.1  Upon default in this Note, which remains uncured following any applicable cure period, Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, to be immediately due and payable without further notice or demand. Lender may also pursue any remedy at law or in equity for the default, including without limitation nonjudicial foreclosure of the Deed to Secure Debt.

10.2  In addition to payments of Interest and Principal, if there is a default in this Note which remains uncured following any applicable cure period, Lender shall be entitled to recover from Borrower all of Lender’s costs of collection actually and reasonably incurred, including Lender's attorneys’ fees, (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise), and all other costs incurred in connection therewith.

11.   Notice and Opportunity to Cure. If a default is curable and notice has not been previously given by Lender of the same or any other default more than one (1) time within the preceding twelve (12) months, Borrower shall have ten (10) days following Lender’s giving of written notice of default within which to cure the default by making payment or taking such other action Lender deems necessary in order to cure the default before Lender may exercise the default remedies under Section 10.

12.   Late Charge. Borrower shall pay to the Lender a late charge of five percent (5%) of the monthly installment on any monthly installment payment not received by Lender within ten (10) days after the monthly installment payment is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by Borrower to Lender without notice or demand. This provision for a late charge is not and shall not be deemed a grace period, and Lender has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising in this Note. Notwithstanding this Paragraph 12, any other default unrelated to Borrower' obligation to pay the above-referenced five percent (5%) late charge, shall be subject to the applicable cure period.

13.   Waivers. Borrower and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof severally: (a) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, (b) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof from time to time prior to or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (c) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this Note or the addition or release of any party or person primarily or secondarily liable hereon, (d) agree that Lender shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Lender of any such person), each shall be and remain, jointly and severally, directly and primarily, liable for all sums due under this Note.

14.   Submission to Jurisdiction. Borrower, and any endorsers, sureties, guarantors and all others who are, or who may become, liable for the payment hereof severally, irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of Lender, in a court of record of the State of Georgia in Camden County or in the United States District Court for the Southern District of Georgia; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

15.   Miscellaneous Provisions.

15.1  The term “Lender”, as used herein, shall mean any holder of this Note.

15.2  Time is of the essence in this Note.

15.3  The captions of sections of this Note are for convenient reference only and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

15.4  If more than one Borrower signs this Note, each is and shall be jointly and severally liable hereunder.

15.5  This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Georgia (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Georgia law.

15.6   If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

15.7   This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

16.   Waiver of Trial by Jury. BORROWER AND LENDER (BY ACCEPTANCE OF THIS INSTRUMENT) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER AND LENDER ENTERING INTO THIS LOAN TRANSACTION.

BORROWER:

GLYNN ACRES MHP LLC,
A Georgia limited liability company

By: Manufactured Housing Properties, Inc., a Nevada corporation, its sole member and manager

By:	/s/ Jay Wardlaw III
Name:	Jay Wardlaw
Title:	President

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